EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS

     NEW YORK – May 21, 2009 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that its Board of Directors declared quarterly cash dividends on its Series A and Series B preferred stock:

  Series A preferred stock - $0.396875 per share payable June 15, 2009, to holders of record at the close of business May 29, 2009.

  Series B preferred stock - $1.297250 per share payable June 15, 2009, to holders of record at the close of business May 29, 2009.

EDITOR’S NOTE:

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About CIT

CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the S&P 500 and Fortune 500. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com